                                                                   EXHIBIT 10.15

               THE CHRONICLE PUBLISHING COMPANY ("CHRONICLE") AND
              NBC TELEVISION NETWORK ("NBC") AFFILIATION AGREEMENT
           TERM SHEET FOR KRON-TV (SAN FRANCISCO) AND WOWT-TV (OMAHA)

A.    KRON

      1.    Term:

            (a)   Initial term: Seven (7) years, commencing on January 1, 1995.

            (b) Renew for additional three (3) years if neither party gives notice at least 12-months before expiration of initial term.

            (c) Except for notice of non-renewal and other rights of termination specified in the Agreement, firm contract on both sides (removing each party's rolling right of termination on 12-month notice).

      2.    Programmed Time Periods:

            NBC will continue to provide programming intended to reach a broad audience for all the time periods it currently programs, as such time periods are set forth in the matrix attached as Exhibit A hereto (the "Matrix")

      3.    C1earances:

            (a) KRON will clear all NBC programming in Prima Time, Daytime, News and Late Night in the Live Time Periods (as defined below) therefor throughout the term of the Agreement, except as follows:

                  (i)   Weekday Daytime (Monday to Friday 9 a.m. - 4 p.m.):
                        KRON will clear a third hour of NBC Weekday Daytime programming by September 30, 1995. KRON will thereafter clear a fourth hour of NBC Weekday Daytime programming at such time as KRON fails to renew any hour of its then-existing Weekday Daytime syndicated programming contracts. KRON will make reasonable efforts to broadcast NBC's Weekday Daytime programming in the sequence provided by NBC, but NBC acknowledges that KRON may not be able to arrange such a schedule throughout the term of the Agreement.

                  (ii) Saturday Daytime: KRON will have no obligation to clear any of NBC's "Teen Block" programming.

                  (iii) Late Night: KRON will eliminate the currently-scheduled half hour of local programming between LATE NIGHT WITH CONAN O'BRIEN and LATER WITH GREG KINNEAR (or their successor programs) no later than September 12, 1995. Until the elimination of such local programming, KRON's broadcast of LATER WITH GREG KINNEAR (or any successor program) will be deemed broadcast in the Live Time Period therefor, notwithstanding the half hour delay. In the event that KRON is enjoined by a court of competent jurisdiction from broadcasting LATE NIGHT WITH CONAN O'BRIEN (or any successor program) at 12:35 a.m. during the period ending September 12, 1995, KRON will broadcast such program at 1:05 a.m. and LATER WITH GREG KINNEAR (or any successor program) at 2:05 a.m. as of the effective date of such injunction, and such broadcast times will be deemed the Live Time Periods for such programs. The parties agree that KRON's broadcast of all of NBC's Late Night programs will be restored to the Live Time Periods therefor no later than September 12, 1995.

                  (iv) KRON will have no obligation to clear any NBC programming in a Live Time Period not included on the Matrix.

                  "Live Time Period" shall mean the time period or periods as specified by NBC for the broadcast of a program in the time zone in which the Station is located.

            (b) KRON will clear all NBC Weekend Sports programming throughout the term of the Agreement.

            4.    Preemptions:

                  (a) KRON has the unqualified right to preempt NBC programming for breaking news, including live coverage of news events, it being understood that NBC will not pay the regular network compensation and, in the case of Prime Time preemptions, additional consideration payable for the preempted program, but that such preemptions shall not be treated as preemptions for purposes of Paragraph 4(d) below.

                  (b) KRON will have complete discretion on preemptions in Prime Time up to a total of 20 hours per year in addition to preemptions covered in Paragraphs 4(a) above and 4(c) below.

                  (c) KRON has the right to preempt NBC programming for coverage of Oakland Athletics baseball games;

                        provided, however, that (i) KRON agrees to televise no more than fifty (50) regular season games and two (2) pre-season games in any single season, (ii) KRON's annual preemptions of NBC Prime Time programming for coverage of A's baseball games will not exceed the sum of ten (10) hours plus that number of additional hours that KRON elects to use for such purposes under Paragraph 4(b) above, and (iii) KRON and NBC will regularly discuss the coordination of the scheduling of A's baseball games and NBC programming in order to set program priorities and reduce the impact of preemptions of NBC programming by KRON, and KRON will advise NBC of the broadcast schedule of A's baseball games for each season during the term hereof promptly after the determination of each such schedule.

                  (d) In addition to any compensation and additional consideration not payable by NBC hereunder, in the event of any preemption in excess of any of the amounts provided in Paragraphs 4(a), (b) and (c) above, NBC will be entitled to and may withhold a sum equivalent to NBC'S loss in net advertising revenues attributable to KRON's failure to broadcast the program as scheduled by NBC (the "Additional Sum"); provided, however, that (i) for the first three hours of each of Prime Time preemptions and non-Prime Time preemptions in excess of such amounts, the Additional Sum will not exceed the regular network compensation and, in the case of Prime Time preemption, the additional consideration otherwise payable for the preempted program, and (ii) for all further hours of each of Prime Time preemptions and non-Prime Time preemptions in excess of such amounts, the Additional Sum will not exceed twice such regular network compensation and, in the case of Prime Time preemptions, the additional consideration. This Paragraph 4(d) will apply to programs broadcast with the consent of NBC outside their Live Time Period under Paragraph 5(c) or Paragraph 1 of Exhibit B only to the extent that NBC's loss in net advertising revenues attributable to KRON's failure to broadcast any such program as scheduled by NBC is not offset by the broadcast of the program outside its Live Time Period. To the extent that the amounts payable by NBC to KRON under the Agreement are at any time insufficient to satisfy NBC'S rights under this Paragraph 4(d), KRON will, upon NBC's written request, promptly pay NBC any remaining amounts due hereunder.

                  (e) In the event NBC schedules any programming whose purpose is the promotion of particular products or services (e.g., "Treasure Island"), and KRON preempts such programming, NBC shall not pay the regular network compensation, and, in the case of Prime Time preemptions, additional consideration payable for the preempted program, but such preemptions shall not be treated as preemptions for purposes of Paragraph 4(d) above.

            5.    Compensation:

                  (a) NBC will pay compensation to Chronicle throughout the term of the Agreement for each NBC program broadcast by KRON during either the Live Time Period therefor or such other time period as may be permitted under Paragraph 3(a)(i) or Paragraph 3(a) (iii) above, irrespective of whether regular network compensation is payable for such program to other television stations affiliated with NBC, at an hourly rate (the "Hourly Rate") which shall be the product of KRON's Network Station Rate of $2,725 and the Matrix Percentage for the applicable time period or daypart set forth in the Matrix. It is understood that throughout the term of the Agreement, unless otherwise agreed by the parties, KRON's Network Station Rate will remain at $2,725 and the Matrix Percentage set forth for each time period and daypart in the Matrix will remain unchanged, notwithstanding any change in the particular programming provided by NBC to KRON during such time period or daypart.

                  (b) Notwithstanding the foregoing, NBC shall not pay regular network compensation for KRON's broadcast of NBC's coverage of the 1996 Summer Olympic Games and Olympic Games in any other year during the term of this Agreement after 1998, up to a total of sixty (60) hours in Prime Time and one hundred thirty (130) hours in time periods other than Prime Time for each Olympic Games covered by NBC during the term hereof.

                  (c) NBC may withhold compensation for any NBC programs which KRON does not broadcast during either the Live Time Period therefor or such other time period as may be permitted under Paragraph 3(a)(i) or Paragraph 3(a)
                        (iii) above; provided, however, that if NBC and KRON mutually agree that KRON may broadcast such program in a time period other than its Live Time Period or such other time period as may be permitted under Paragraph 3(a)(i) or Paragraph 3(a)(iii) above, NBC will pay Chronicle compensation at the Hourly Rate set forth in the Matrix for the time period in which it is actually broadcast or, if there is no Hourly Rate set forth in the Matrix for such time period, NBC shall pay KRON such amount as NBC shall agree upon prior to such broadcast. Nothing in this Paragraph 5(c) shall entitle NBC to withhold compensation otherwise payable to Chronicle under Paragraph 5(a) above.

                  (d) In addition to the compensation otherwise payable under this Paragraph 5, with respect to any NBC network sponsored program broadcast by KRON during the Live Time Period therefor for which no Matrix Percentage is set forth in the Matrix, NBC will pay Chronicle such amount as NBC shall agree upon prior to such broadcast.

                  (e) On or about the fifteenth day of the last month of each calendar quarter during the term hereof, subject to the timely receipt of such reports as NBC may reasonably request covering the broadcast by KRON of programs provided by NBC hereunder, NBC will pay Chronicle, by electronic transfer or such other means as NBC determines, an estimate of the amounts due under this Paragraph 5 and Exhibit B for such calendar quarter. Such payment will be accompanied by a report showing the details of the calculation of the amounts paid. NBC will make the appropriate adjustment for the payment actually due for such calendar quarter in the payment of the estimated amount due for the next calendar quarter.

                  (f) From the amounts otherwise payable to Chronicle hereunder, NBC will deduct for each week during each calendar quarter during the term hereof a sum equal to 217% of KRON's Network Station Rate (the "Waiver Amount"). NBC may make other deductions from the amounts otherwise payable to Chronicle hereunder for additional services made available by NBC and utilized by KRON such as, but not limited to, News Channel, and for the so-called Olympic Games contribution; provided, however, that Chronicle may elect at any time to pay any such amount directly to NBC or to terminate any such arrangement and thereupon terminate the applicable deduction.

                  (g) Notwithstanding that any part of the Agreement may be determined at any time to be illegal, invalid, void, voidable or otherwise unenforceable, NBC will continue to pay Chronicle compensation as provided hereunder for so long as KRON continues to broadcast NBC programming as provided herein, or for the balance of the term of the Agreement if NBC prevents such continued broadcast by KRON on the basis of any such determination.

            6.    Additional Consideration:

                  In addition to compensation payable to Chronicle pursuant to Paragraph 5 above, in consideration of

                  Chronicle's entering into this Agreement and KRON's performance of its obligations hereunder, NBC will pay Chronicle as additional consideration the Additional Payment Amounts set forth on Exhibit B attached hereto. Notwithstanding that any part of the Agreement may be determined at any time to be illegal, invalid, void, voidable or otherwise unenforceable, NBC will continue to pay Chronicle such additional consideration for so long as KRON continues to broadcast NBC programming as provided herein, or for the balance of the term of the Agreement if NBC prevents such continued broadcast by KRON on the basis of any such determination.

            7.    Local Inventory:

                  NBC agrees that the format of local avails in its regularly scheduled programming will continue during the term of the Agreement or be offset with a comparable economic benefit to KRON. KRON may continue to cover the two (2) 30-second NBC promotional spots in Prime Time per day that KRON currently uses for local inventory, provided KRON provides NBC a minimum of four thousand (4,000) Gross Rating Points (GRP's) per year for Prime Time promotion.

            8.    Right of First Negotiation:

                  Chronicle will have the right of first negotiation with respect to any new NBC over-the-air broadcast venture (whether or not involving the transmission of television programs, but excluding any acquisition of an ownership interest in any broadcast television station) which requires participation on a financial or operating basis of a Third Party (i.e., a party other than a parent, subsidiary or affiliated entity of NBC., Inc.) within Chronicle's community of license. If Chronicle has the technical facilities to participate in such venture as proposed by NBC, and NBC and Chronicle do not reach agreement regarding Chronicle's participation in such venture, NBC will not enter into any similar agreement with another Third Party within KRON's community of license on financial terms more advantageous than those offered to Chronicle.

            9.    Assignment:

                  (a) Chronicle will immediately notify NBC in writing if any application is made to the FCC pertaining to an assignment or transfer of control of KRON's license, or any interest therein.

                  (b) To the extent this Agreement pertains to KRON, the Agreement may be assigned by Chronicle, whereupon Chronicle shall be relieved of its obligations hereunder pertaining to KRON, if the assignment is made in conjunction with a transfer of television station KRON and its license to another corporation controlled by, or under common control with, Chronicle; provided that (i) the assignee agrees in writing to assume and be bound by all terms and conditions of the Agreement pertaining to KRON, and (ii) a copy of such writing is delivered to NBC.

                  (c) To the extent this Agreement pertains to KRON, the Agreement may otherwise be assigned by Chronicle, subject to NBC's prior written consent, which consent shall not be unreasonably withheld or delayed, whereupon Chronicle shall be relieved of its obligations hereunder pertaining to KRON; provided that (i) if NBC withholds its consent, it must give written notice thereof to Chronicle within thirty (30) days after delivery to it of the notice required under Paragraph 9(a) above, setting forth in detail the reasons for Its withholding of such consent; (ii) NBC shall be deemed to have unreasonably withheld its consent if it withholds consent for any reason other than the fact that (w) the assignee does not have senior management with experience in television broadcasting, (x) the assignee does not have the financial ability or resources to operate KRON,
                        (y) the assignee or any individual member of senior management or controlling individual is generally considered to be of disreputable character, or (z) the assignee expresses its intent to make changes in the Station's operations that are reasonably likely to result in NBC's right of termination as provided in subparagraph (iv) below; (iii) the assignee agrees in writing, a copy of which shall be delivered to NBC, to assume and be bound by all terms and conditions of the Agreement pertaining to KRON for the balance of the term of the Agreement or twelve (12) months, whichever is longer, and (iv) NBC may terminate the Agreement if, absent agreement to the contrary with NBC, the assignee
                        (A) does not thereafter maintain a news operation that includes the regularly scheduled broadcast of a local news program not less than thirty (3O) minutes in length immediately preceding the TODAY Show, NBC NIGHTLY NEWS, and the TONIGHT Show or (B) thereafter changes its broadcast schedule in a way that materially changes KRON's audience delivery.

            10.   Non-Duplication:

                  (a) KRON shall have the right to invoke protection against duplication of NBC network programming within the thirty-five (35) mile areas surrounding each of the cities of San Francisco, Oakland and San Jose, California as follows: (i) for NBC programming broadcast by KRON on the Live Time period therefor, for a period beginning one hour before the start of such programming and ending one hour after the end of such programming, and (ii) for NBC programming broadcast by KRON in a time period other than the Live Time Period therefor, for the period simultaneous with such broadcast.

                  (b) The geographic extent of retransmission consent shall remain unchanged; provided, however, if KSBW either (1) fails to obtain and maintain must carry status in any portion of Santa Clara County or (ii) is no longer affiliated with NBC, the parties shall negotiate in good faith, subject to any then applicable rules and regulations of the FCC, the grants to KRON of exclusive retransmission consent rights to all of Santa Clara County.

            11.   Press Releases and Public Announcements:

                  Neither the management of KRON nor the management of NBC will issue any press release or make any other announcement to the public concerning any of the provisions of the Agreement without the other party's prior written consent.

            12.   Amendment

                  The Agreement may be amended only by a writing that is signed by both parties hereto.

            13.   Other Provisions:

                  This Term Sheet is a binding obligation of each of the parties hereto. The parties contemplate a long-form agreement that will incorporate these and other consistent terms and which is intended to establish an affiliate-network relationship that places commensurate obligations upon and provides commensurate benefits to each party. All references in this Term Sheet to the Agreement are intended to refer to, and include, this Term Sheet as well.

      B.    WOWT

            NBC will enter into a new agreement with WOWT in Omaha on the same terms and conditions as the agreement with KRON, except as follows:

            (a) The provisions regarding the clearance of Late Night in Paragraph 3(a)(iii) above would be modified to provide that WOWT will end any existing delays of NBC's Late Night programming by January 1, 1996;

            (b) Under Paragraph 4(b) above, would have complete discretion on preemptions in Prime Time up to a total of thirty-five
                  (35) hours during 1995, thirty-four (34) hours during 1996, thirty-three (33) hours during 1997, thirty-two (32) hours during 1998, thirty-one (31) hours during 1999, thirty (30) hours during 2000, and twenty-nine
                 (29) hours during 2001; and for preemptions due to WOWT's sports programming outside Prime Time up to a total of ten
                 (10) hours per calendar year;

            (c) The provisions regarding Oakland Athletics baseball games in Paragraph 4(c) above would be deleted;

            (d) The provisions regarding compensation in Paragraphs 5(a), (b) and (d) above would be deleted and the following provisions would be added: (i) WOWT's Network Station Rate will remain at the 1994 level, subject to NBC's customary right of review;
                  (ii) WOWT's Compensation Matrix may be modified during the term of the Agreement only as agreed between NBC and Chronicle or as approved by the NBC Affiliate Board; and (iii) NBC will pay compensation to WOWT for each NBC program broadcast by WOWT during the Live Time Period therefor for which compensation is payable;

            (e) The right to cover NBC promotion spots in Paragraph 7 above would be deleted; and

            (f) The geographic area within which WOWT may invoke protection against duplication of NBC network programming would remain unchanged from that set forth in WOWT's current non-duplication amendment to its affiliation agreement, and the geographic extent of retransmission consent shall remain unchanged from that set forth in WOWT's current affiliation agreement; provided, however, if at any time during the term of the Agreement, the same NBC programming offered to and accepted by WOWT shall be distributed by another broadcast station or a multichannel video provider serving Lancaster County, other than through the retransmission of WOWT's signal, the amount of Prime Time preemptions for which WOWT would have complete discretion pursuant to Paragraph B(b) above would be increased by twelve (12 hours or a prorated portion thereof for each year following the commencement of such distribution.

It is understood that, to the extent this Agreement pertains to WOWT, Chronicle may assign this Agreement under the same terms and conditions as apply to KRON under Paragraph 9 above.


NBC: /s/ [ILLEGIBLE]
     ----------------------------------


THE CHRONICLE PUBLISHING COMPANY: /s/ John B. Sias
                                  -----------------------------------

Date: December 6, 1994

                                    EXHIBIT A

                        REGULAR NBC COMPENSATION SCHEDULE
                         BY DAYPART AND CURRENT PROGRAM

DAYPART                        DAY                 TIME           MATRIX              APPR0X. HOURLY
-------                        ---                 ----           ------              --------------
Current Program                                    PERIOD         PCT.                COMPENSATION
                                                   ------         ----                ------------
                                                                                      RATES ($2725 x
                                                                                      --------------
                                                                                      MATRIX PCT.)
                                                                                      ------------
----------------------------------------------------------------------------------------------
PRIME TIME                     Mon-Sat             8p-11p
    Various                    Sun                 7p-11p         30%                 $817.50

DAYTIME                        Mon-Fri             9a-4p          11.17%              304.38
    Various                    (4hrs/day)

    Inside Stuff               Sat                 5a-5:30a       7.98%               214.73

NEWS
    Nightly News               Mon-Fri             5:30p-6p       0                   0
                               Sat/Sun             5:30p-6p       10%                 272.50
    Sunrise                    Mon-Fri             5:30a-6a       0                   0

    Today Show                 Mon-Fri             7a-9a          0                   0
                               Sat                 6a-8a          0                   0
                               Sun                 6-7a           0                   0
    Meet the Press             Sun                 7a-8a          10.5%               286.13

LATE NIGHT
    Tonight Show               Mon-Fri             11:35p-12:35a  7.5%                204.38

    Late Night                 Mon-Fri             12:35a-1:35a   10.25%              279.31

    Later                      Mon-Thurs           1:35a-2:05a    4%                  109.00

    FNV                        Fri                 1:35a-2:35a    4.75%               129.44

    SNL                        Sat                 11:30p-1a      6.67%               181.76

SPORTS
    NBA                        Mostly Sat/Sun      TBA            10.5%               286.13*

    NFL                        Sunday              TBA            0                   0

    MLB                        Various             TBA            0                   0

    Bowl Games                 New Year's Day      TBA            0                   0

* per program season game only; otherwise -0-

                                    EXHIBIT B

      In consideration of Chronicle's entering in this Agreement and each Station's performance of its obligations hereunder, NBC agrees to pay Chronicle, for each Station for each calendar quarter during the term of the Agreement, an Additional Payment Amount as calculated herein.

      1. The "Additional Payment Amount" for each station for each calendar quarter shall equal to the product of (a) the number of hours of NBC Prime Time programming broadcast during the Live Time Period therefor by the Station during such calendar quarter, except for up to sixty (60) hours of NBC Prime Time coverage of the 1996 Summer Olympics and each other Olympic Games covered by NBC after 1998, multiplied by (b) the Station's Gross Additional Consideration per Hour (as defined below). If NBC and the Station mutually agree that the Station may broadcast an NBC Prime Time program in a time period other than Prime Time, the Station's Additional Payment Amount shall also include an amount equal to the product of (c) the number of hours of such program, multiplied by (d) the Gross Additional Consideration per Hour, multiplied by (e) a fraction whose, numerator is the Matrix Percentage set forth in the Matrix attached as Exhibit A hereto for the time period in which the program is broadcast by the Station (or, if there is no Matrix Percentage for such time period, such percentage as the parties may agree upon prior to the broadcast) and whose denominator is 30 percent.

      2. The "Gross Additional Consideration per Hour" for each Station for each year shall be calculated by dividing (a) the Cross Additional Consideration (as defined below) for the Station for such year by (b) 1,144 hours less the total number of hours of Prime Time preemptions permitted to the Station for such year pursuant to Paragraphs 4(b) and (c) of the Agreement.

      3. The "Gross Additional Consideration" for KRON for 1995 shall be the difference between (a) $7,250,000 and (b) the amount of regular network compensation, net of the Waiver Amount (as set forth in Paragraph 5(f) of the Agreement), that would be payable to Chronicle if calculated on the basis of the applicable Hourly Rates as provided in Paragraph 5(a) of the Agreement and KRON's agreed clearance levels of NBC programming for 1995, giving effect to all preemptions permitted under Paragraphs 4(b) and (c) of the Agreement. The Gross Additional Consideration for KRON for each year after 1995 shall be the difference between (c) $8,150,000 and (d) the amount of regular network compensation, net of the Waiver Amount, that would be payable to KRON if calculated on the basis of the applicable Hourly Rates and KRON's agreed clearance levels of NBC programming for such year, giving effect to all preemptions permitted under Paragraphs 4(b) and (c) of the Agreement. (For 1996 and other years in which there are broadcasts of Olympic Games for which compensation is not payable, to the extent that such broadcasts are in the time periods that KRON is required to clear, such programs will be treated as if they are compensable at the rates set forth in the Matrix for purposes of calculating the amount of KRON's compensation pursuant to the foregoing clause (d) of this Paragraph 3.) The estimated regular network compensation under clauses (b) and (d) above shall be determined by the parties during the first two months of each calendar year following the release of the Oakland A's baseball schedule and KRON's decision as to the probable dates of the fifty-two (52) games to be broadcast. For purposes of this Paragraph 3, each A's baseball game to be broadcast outside of Prime Time shall be deemed to be three and one-half (3-1/2) hours in duration. The Gross Additional Consideration for WOWT shall be $250,000 for 1995, and $350,000 for each year after 1995.

      The Additional Payment Amount for each Station shall be paid to Chronicle quarterly at the time regular network compensation is a payable.

                         [LETTERHEAD OF NBC TV NETWORK]

                                                                December 6, 1994

The Chronicle Publishing Company
Attention: John B. Sias
901 Mission Street
San Francisco, California 94103

Gentlemen:

      Reference is herein made to that certain Term Sheet for KRON-TV and WOWT-TV (the "Term Sheet"), executed and delivered on this date by The Chronicle Publishing Company ("Chronicle") and the NBC Television Network ("NBC") and to the Agreement contemplated by Paragraph 13 thereof (the "Agreement"). This letter agreement is a binding obligation of the parties hereto that is separate from, and independent of, the Term Sheet and Agreement.

      In consideration of Chronicle's entering into this letter agreement and the Term Sheet, and for other good and valuable consideration receipt of which is hereby acknowledged, NBC agrees that, notwithstanding that any part of the Term Sheet or the Agreement may be determined at any time to be illegal, invalid, void, voidable or otherwise unenforceable, NBC shall continue to make all payments of Compensation and Additional Payment Amounts (as those terms are used or defined in the Term Sheet) attributable to KRON, determined in the same manner as under the Term Sheet, for so long as KRON continues to broadcast NBC programming as provided in the Term Sheet, or for the balance of the term specified in Paragraph 1 of the Term Sheet if NBC prevents such continued broadcast by KRON on the basis of any such determination, and shall continue to make all payments of Compensation and Additional Payment Amounts attributable to WOWT, determined in the same manner as under the Term Sheet, for so long as WOWT continues to broadcast NBC programming as provided in the Term Sheet, or for the balance of the term of the Term Sheet if NBC prevents such continued broadcast by WOWT on the basis of any such determination.

      If the foregoing correctly reflects your understanding of this matter, please confirm by dating, signing and returning to me the enclosed copy of this letter agreement.

                                                Sincerely,

                                                NBC TELEVISION NETWORK


                                                By /s/ [ILLEGIBLE]
                                                   -----------------------------

CONFIRMED this 6th day of December 1994

THE CHRONICLE PUBLISHING COMPANY,
a Nevada corporation


By /s/ John B. Sias
   ----------------------------------